                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              AMENDMENT NO. 2 TO
                                 SCHEDULE 13D<F*>

                   Under the Securities Exchange Act of 1934


                               IMPERIAL BANCORP
              ---------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)

                                   452556103
                        -------------------------------
                                (CUSIP Number)

                               Leonard J. Essig
                        500 North Broadway, Suite 2000
                   St. Louis, Missouri  63102 (314) 444-7600
                 ---------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               January 31, 1998
                               ----------------
                         (Date of Event Which Requires
                           Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

[FN]
<F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               1 of 57

CUSIP No. 452556103

-----------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Karon Burns, as Trustee and individually
-----------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
-----------------------------------------------------------------------------

      3)    SEC Use Only
-----------------------------------------------------------------------------

      4)    Source of Funds:  PF (See Item 5 below)
-----------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
-----------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
-----------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   500
            8)    Shared Voting Power:   482,140
            9)    Sole Dispositive Power:   500
            10)   Shared Dispositive Power:   482,140
-----------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        482,640 Shares (See Item 5 below)
-----------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
-----------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: 1.8% (See Item 5 below).

-----------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------


                               2 of 57

CUSIP No. 452556103
-----------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Marian V. Mehan, as Trustee
-----------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
-----------------------------------------------------------------------------
      3)    SEC Use Only
-----------------------------------------------------------------------------

      4)    Source of Funds:  Not Applicable
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  8,910
            8)    Shared Voting Power:  501,665
            9)    Sole Dispositive Power:  8,910
            10)   Shared Dispositive Power:  501,665
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        510,575 shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: 1.95% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               3 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  West Bank Trust dated July 3, 1995
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  303,940
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  303,940
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              303,940 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: 1.16%(See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               4 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  PAN West Bank Trust dated July 3, 1995
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  44,550
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  44,550
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                           44,550 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .17% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               5 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  CNN West Bank Trust dated July 3, 1995
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  44,550
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  44,550
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              44,550 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .17% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               6 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  JJN West Bank Trust dated July 3, 1995
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  44,550
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  44,550
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                           44,550 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .17% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               7 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  MDN West Bank Trust dated July 3, 1995
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  44,550
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  44,550
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                           44,550 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .17% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               8 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Novelly Exempt Trust dated August 12, 1992
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  40,001
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  40,001
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              40,001 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .15% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               9 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Novelly Family Trust dated October 21, 1991
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  -0-
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  -0-
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              0 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13)   Percent of Class Represented by Amount in Row 11: 0% (See Item 5
            below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               10 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  The Agent Trust dated February 8, 1992
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  9,636
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  9,636
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              9,636 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .04% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               11 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  P.A. Novelly Individual Retirement Account
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Not Applicable
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  6,105
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  6,105
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              6,105 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .02% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  EP
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               12 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  W & B Investments, Ltd.
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  WC
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Islands of Bermuda
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              0 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13)   Percent of Class Represented by Amount in Row 11: 0% (See Item 5
            below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               13 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Apex Oil Company, Inc. Employees Savings Plan
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  WC
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Employee Benefit Plan Governed under the laws of the State of
            Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   80,160
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   80,160
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              80,160 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13)   Percent of Class Represented by Amount in Row 11: .3% (See Item 5
            below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  EP
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               14 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  P.A. Novelly, as Trustee and as president of W & B Investments, Ltd.
                  S.S.N.
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  Not Applicable
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   6,105
            8)    Shared Voting Power:   89,796
            9)    Sole Dispositive Power:   6,105
            10)   Shared Dispositive Power:   89,796
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        95,901 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .37% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               15 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  P.A. Novelly II, as Trustee and Individually
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   2,000
            8)    Shared Voting Power:   40,001
            9)    Sole Dispositive Power:   2,000
            10)   Shared Dispositive Power:   40,001
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        42,001 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .16% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               16 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  William G. Lauber, as Trustee
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  Not Applicable
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   9,889
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   9,889
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        9,889 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .04% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               17 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Douglas D. Hommert, as Trustee
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  Not Applicable
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   19,525
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   19,525
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        19,525 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .07% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               18 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  John K. Pruellage, as Trustee
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  Not Applicable
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   40,001
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   40,001
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        40,001 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .15% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               19 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Dominique Ferrante Trust dated December 26, 1991
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  6,682
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  6,682
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                        6,682 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .03% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               20 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Danielle Lee Niemann Trust dated February 11, 1994
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  3,207
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  3,207
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                            3,207 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .01% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               21 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  JKP Exempt Trust dated March 30, 1993
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Trust Governed by the Laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:  8,910
            8)    Shared Voting Power:  -0-
            9)    Sole Dispositive Power:  8,910
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                           8,910 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .03% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               22 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  W. Michael Ross, as Trustee and Individually
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   957
            8)    Shared Voting Power:   8,445
            9)    Sole Dispositive Power:   957
            10)   Shared Dispositive Power:   8,445
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        9,402 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .04% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               23 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Christian Brothers College High School
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  WC
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            Not for Profit Corporation under the laws of the State of Missouri
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
             7)   Sole Voting Power:  8,445
             8)   Shared Voting Power:  -0-
             9)   Sole Dispositive Power:  8,445
            10)   Shared Dispositive Power:  -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                             8,445 (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .03% (See Item 5 below)
------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  OO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               24 of 57

 CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Thomas Dunne
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   2,632
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   2,632
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        2,632 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .01% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               25 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  William Powell
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   1,782
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   1,782
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        1,782 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .01% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               26 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Norbert A. Siegfreid
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   8,910
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   8,910
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        8,910 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .03% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               27 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Richard Grisham
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   5,346
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   5,346
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        5,346 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .02% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               28 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Edward Wahl
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   8,346
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   8,346
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        8,346 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .03% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               29 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Hans H. Buehler, as Trustee
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   42,768
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   42,768
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        42,768 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .16% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               30 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Vivian Buehler, as Trustee
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   42,768
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   42,768
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        42,768 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .16% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               31 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Buehler Living Trust dated 8-22-90
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   42,768
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   42,768
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        42,768 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .16% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               32 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Ronald C. Waranch
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  PF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   37,788
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   37,788
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        37,788 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .1% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               33 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Levy, Harkins & Co., Inc.
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  WC  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            New York
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   150,489
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   150,489
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        150,489 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .6% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               34 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  First Leveraged Fund, L.P.
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  WC  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            New York
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   15,283
            8)    Shared Voting Power:   -0-
            9)    Sole Dispositive Power:   15,283
            10)   Shared Dispositive Power:   -0-
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        15,283 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .06% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               35 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Edwin Levy
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  AF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   165,772
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   165,772
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        165,772 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .64% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               36 of 57

CUSIP No. 452556103
------------------------------------------------------------------------------

      1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
                  Michael Harkins
------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See
            Instructions).
                  (a)     ( X )
                  (b)     (   )
------------------------------------------------------------------------------

      3)    SEC Use Only
------------------------------------------------------------------------------

      4)    Source of Funds:  AF  (See Item 5 below)
------------------------------------------------------------------------------

      5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
            (  )
------------------------------------------------------------------------------

      6)    Citizenship or Place of Organization:
            U.S. Citizen
------------------------------------------------------------------------------

      Number of Shares Beneficially Owned by Each Reporting Person With:
            7)    Sole Voting Power:   -0-
            8)    Shared Voting Power:   165,772
            9)    Sole Dispositive Power:   -0-
            10)   Shared Dispositive Power:   165,772
------------------------------------------------------------------------------

      11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                        165,772 Shares (See Item 5 below)
------------------------------------------------------------------------------

      12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
            (  )
------------------------------------------------------------------------------

      13) Percent of Class Represented by Amount in Row 11: .64% (See Item 5 below).

------------------------------------------------------------------------------

      14)   Type of Reporting Person (See Instructions):  IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------


                               37 of 57

Item 5.     Interest in Securities of the Issuer.
------      ------------------------------------

(a)(b) The West Bank Trust beneficially owns 303,940 shares of Company Stock constituting approximately 1.16% of the outstanding Company Stock.<F1>

        The PAN West Bank Trust beneficially owns 44,550 shares of Company Stock constituting approximately .17% of the outstanding Company Stock.

        The CNN West Bank Trust beneficially owns 44,550 shares of Company Stock constituting approximately .17% of the outstanding Company Stock.

        The JJN West Bank Trust beneficially owns 44,550 shares of Company Stock constituting approximately .17% of the outstanding Company Stock.

        The MDN West Bank Trust beneficially owns 44,550 shares of Company Stock constituting approximately .17% of the outstanding Company Stock.

        The Novelly Exempt Trust beneficially owns 40,001 shares of Company Stock constituting approximately .15% of the outstanding Company Stock.

        The Novelly Family Trust beneficially owns 0 shares of Company Stock.

        The Agent Trust beneficially owns 9,636 shares of Company Stock constituting approximately .04% of the outstanding Company Stock.

        The P.A. Novelly IRA beneficially owns 6,105 shares of Company Stock constituting approximately .02% of the outstanding Company Stock.

        W & B Investments, Ltd. beneficially owns 0 shares of Company Stock.

        The Apex Oil Company, Inc. Employees Savings Plan beneficially owns 80,160 shares of Company Stock constituting approximately .3% of the outstanding Company Stock.

        The Dominique Ferrante Trust beneficially owns 6,682 shares of Company Stock constituting approximately .03% of the outstanding Company Stock.

        The Danielle Lee Niemann Trust beneficially owns 3,207 shares of Company Stock constituting approximately .01% of the outstanding Company Stock.

        The JKP Exempt Trust beneficially owns 8,910 shares of Company Stock constituting approximately .03% of the outstanding Company Stock.

[FN]
---------------
        <F1>The percentage of the outstanding shares of Company Stock calculated for each filing person is based upon 26,169,165 shares of Company common stock outstanding as of December 31, 1997.

                               38 of 57

        As Co-Trustee of the West Bank Trust, the PAN West Bank Trust, the CNN West Bank Trust, the JJN West Bank Trust and the MDN West Bank
        Trust (collectively, the "Novelly West Bank Trusts") Karon Burns beneficially owns 482,140 shares of Company Stock. Mrs. Burns possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Novelly West Bank Trusts. Mrs. Burns also beneficially owns individually 500 shares of Company Stock as to which she has sole voting and dispositive power.

        As Co-Trustee of the Novelly West Bank Trusts, Marian V. Mehan beneficially owns 482,140 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Novelly West Bank Trusts. As Co-Trustee of the Agent Trust, Marian V. Mehan beneficially owns 9,636 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Agent Trust. As Trustee of the JKP Exempt Trust, Marian V. Mehan beneficially owns 8,910 shares of Company Stock. Mrs. Mehan possesses sole power to vote and dispose of all of the shares beneficially owned by her as Trustee of the JKP Exempt Trust. As Co-Trustee of the Dominique Ferrante Trust, Marian V. Mehan beneficially owns 6,682 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, Marian V. Mehan beneficially owns 3,207 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Novelly Exempt Trust, P.A. Novelly, II beneficially owns 40,001 shares of Company Stock. P.A. Novelly, II possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Exempt Trust. P.A. Novelly, II also beneficially owns individually 2,000 shares of Company Stock as to which he has sole voting and dispositive power.

        As Co-Trustee of the Novelly Exempt Trust, John K. Pruellage beneficially owns 40,001 shares of Company Stock. Mr. Pruellage possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Exempt Trust.

        As Co-Trustee of the Dominique Ferrante Trust, William G. Lauber beneficially owns 6,682 shares of Company Stock. Mr. Lauber possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, William
        G. Lauber beneficially owns 3,207 shares of Company Stock. Mr. Lauber possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Agent Trust, Douglas D. Hommert beneficially owns 9,636 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Agent Trust. As Co-Trustee of the

                               39 of 57

        Dominique Ferrante Trust, Douglas D. Hommert beneficially owns 6,682 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, Douglas D. Hommert beneficially owns 3,207 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Agent Trust, P.A. Novelly beneficially owns 9,636 shares of Company Stock. Mr. Novelly possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Agent Trust. As Co-Trustee of the Apex Oil Company, Inc. Employee Savings Plan, P.A. Novelly beneficially owns 80,160 shares of Company Stock. Mr. Novelly possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Apex Oil Company, Inc. Employees Savings Plan. As Trustee of the P.A. Novelly Individual Retirement Account, P.A. Novelly beneficially owns 6,105 shares of Company Stock. Mr. Novelly possesses sole power to vote and dispose of all of the shares beneficially owned by him as Trustee of the P.A. Novelly Individual Retirement Account.

        W. Michael Ross is the direct beneficial owner of 957 shares of Company Stock constituting approximately .003% of the outstanding Company Stock. Mr. Ross has sole voting and dispositive powers with respect to such shares. As a trustee of Christian Brothers College High School in St. Louis, Missouri, Mr. Ross beneficially owns 8,445 shares of Company Stock. Mr. Ross possesses shared power to vote and dispose of all of the shares beneficially owned by him as a trustee of Christian Brothers College High School.

        Christian Brothers College High School is the beneficial owner of 8,445 shares of Company Stock constituting approximately .03% of the outstanding Company Stock.

        Thomas Dunne is the direct beneficial owner of 2,632 shares of Company Stock constituting approximately .01% of the outstanding Company Stock. Mr. Dunne has sole voting and dispositive powers with respect to such shares.

        William Powell is the direct beneficial owner of 1,782 shares of Company Stock constituting approximately .01% of the outstanding Company Stock. Mr. Powell has sole voting and dispositive powers with respect to such shares.

        Norbert Siegfreid is the direct beneficial owner of 8,910 shares of Company Stock constituting approximately .03% of the outstanding Company Stock. Mr. Siegfreid has sole voting and dispositive powers with respect to such shares.

        Richard Grisham is the direct beneficial owner of 5,346 shares of Company Stock constituting approximately .02% of the outstanding Company Stock. Mr. Grisham has sole voting and dispositive powers with respect to such shares.

                               40 of 57

        Edward Wahl is the direct beneficial owner of 8,346 shares of Company Stock constituting approximately .03% of the outstanding Company Stock. Mr. Wahl has sole voting and dispositive powers with respect to such shares.

        Hans H. Buehler and Vivian Buehler, as Trustees of the Buehler Living Trust dated August 22, 1990, are the direct beneficial owners of 42,768 shares of Company Stock constituting approximately .16% of the outstanding Company Stock. Mr. & Mrs. Buehler have sole voting and dispositive powers with respect to such shares.

        Ronald C. Waranch is the direct beneficial owner of 37,788 shares of Company Stock constituting approximately .1% of the outstanding Company Stock. Mr. Waranch has sole voting and dispositive powers with respect to such shares.

        Levy, Harkins & Co., Inc. is the direct beneficial owner of 150,489 shares of Company Stock constituting approximately .6% of the outstanding Company Stock.

        First Leveraged Fund, L.P. is the direct beneficial owner of 15,283 shares of Company Stock constituting approximately .06% of the outstanding Company Stock.

        As the executive officers and 50% shareholders of Levy, Harkins & Co., Inc., Edwin Levy and Michael Harkins each are deemed the beneficial owner of the 150,489 shares of Company Stock owned by Levy, Harkins & Co., Inc. Such shares are held in managed accounts of Levy, Harkins & Co., Inc. as to which Mr. Levy and Mr. Harkins share voting and dispositive authority. As general partners of First Leveraged Fund, L.P., a New York limited partnership, each of Mr. Levy and Mr. Harkins beneficially own
        15,283 shares of Company Stock and each shares voting and dispositive authority with respect to such shares.

(c) A description of the transactions in the Company Stock by the filing persons effected during the 60 days prior to the date of this filing is set forth on Exhibit I to this filing. All of such transactions were sales of Company Stock effected through Bear, Stearns & Co. in the over-the-counter market.

(d) The co-trustees of the various trusts listed above have the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Company Stock held by the specific trusts due to their status as co-trustees.

(e)     January 31, 1998.

        Each of the reporting persons disclaims any beneficial ownership of any Company Stock except those reported as owned by him, her or it and set forth opposite his, her or its name in Item 5, and the filing of this report shall not be construed as an admission to the contrary.

                               41 of 57

Item 7.  Material to be Filed as Exhibits.
------   --------------------------------

      Exhibit I:   Schedule of Share Purchase Transactions
      Exhibit II:  Joint Filing Agreement pursuant to Rule 13-d-1(f) for this
                   Schedule 13D.
      Exhibit III: Power of Attorney (incorporated by reference to Exhibit II to Amendment No. 1 to Schedule 13D, dated May 1, 1996).


Signature
---------

      After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 3, 1998


<F*>-----------------------------------------------
    Karon Burns


<F*>-----------------------------------------------
    Marian V. Mehan


West Bank Trust dated July 3, 1995


<F*>------------------------------------------------
    Karon Burns, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


PAN West Bank Trust dated July 3, 1995


<F*>------------------------------------------------
    Karon Burns, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee

                               42 of 57

CNN West Bank Trust dated July 3, 1995


<F*>------------------------------------------------
    Karon Burns, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


JJN West Bank Trust dated July 3, 1995


<F*>------------------------------------------------
    Karon Burns, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


MDN West Bank Trust dated July 3, 1995


<F*>------------------------------------------------
    Karon Burns, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


Novelly Exempt Trust dated August 12, 1992


<F*>------------------------------------------------
    P.A. Novelly, II, Trustee


<F*>------------------------------------------------
    John K. Pruellage, Trustee

                               43 of 57

Novelly Family Trust dated October 21, 1991


<F*>------------------------------------------------
    P.A. Novelly, II, Trustee


<F*>------------------------------------------------
    William G. Lauber, Trustee


<F*>------------------------------------------------
    Douglas D. Hommert, Trustee


The Agent Trust dated February 8, 1992


<F*>-----------------------------------------------
    P.A. Novelly, Trustee


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


<F*>------------------------------------------------
    Douglas D. Hommert, Trustee


P.A. Novelly Individual Retirement Account


<F*>------------------------------------------------
    P.A. Novelly, Trustee


W & B Investments, Ltd.


<F*>------------------------------------------------
    P.A. Novelly, President

                               44 of 57

Apex Oil Company, Inc. Employees Savings Plan


<F*>----------------------------------------------
    P.A. Novelly, Trustee



<F*>------------------------------------------------
    P.A. Novelly



<F*>------------------------------------------------
    P.A. Novelly, II



<F*>------------------------------------------------
    William G. Lauber



<F*>------------------------------------------------
    Douglas D. Hommert



<F*>------------------------------------------------
    John K. Pruellage


Dominique Ferrante Trust dated December 26, 1991


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


<F*>------------------------------------------------
    Douglas D. Hommert, Trustee


<F*>------------------------------------------------
    William G. Lauber, Trustee

                               45 of 57

Danielle Lee Niemann Trust, dated February 11, 1994


<F*>------------------------------------------------
    Marian V. Mehan, Trustee


<F*>-----------------------------------------------
    Douglas D. Hommert, Trustee


<F*>------------------------------------------------
    William G. Lauber, Trustee


JKP Exempt Trust, dated March 30, 1993


<F*>------------------------------------------------
    Marian V. Mehan, Trustee



<F*>------------------------------------------------
    W. Michael Ross


Christian Brothers College High School


<F*>------------------------------------------------
    W. Michael Ross, Trustee



<F*>------------------------------------------------
    Thomas Dunne



<F*>------------------------------------------------
    William Powell


                               46 of 57

    /s/ Norbert A. Siegfreid
    ------------------------------------------------
    Norbert A. Siegfreid



<F*>------------------------------------------------
    Richard Grisham



<F*>------------------------------------------------
    Edward Wahl



    Buehler Living Trust Dated 8-22-90
<F*>-----------------------------------------------
    Hans H. Buehler, as Trustee



<F*>------------------------------------------------
    Vivian Buehler, Trustee



<F*>------------------------------------------------
    Hans H. Buehler



<F*>------------------------------------------------
    Vivian Buehler



<F*>------------------------------------------------
    Ronald C. Waranch


Levy, Harkins & Co., Inc.


<F*>------------------------------------------------
    Edwin Levy, Chairman




First Leveraged Fund, L.P.


<F*>------------------------------------------------
    Edwin Levy, General Partner



<F*>------------------------------------------------
    Edwin Levy


                               47 of 57

<F*>------------------------------------------------
    Michael Harkins


[FN]
<F*>   By           /s/ James F. Sanders
         -------------------------------------------
                       Attorney-in-fact



                               48 of 57

                                EXHIBIT I TO SCHEDULE 13-D

                        SCHEDULE OF SHARE PURCHASE TRANSACTIONS
                        ---------------------------------------

Identity of                           Type of       Date of        Number of     Price
Filing Person                         Transaction   Transaction    Shares        Per Share
-------------                         -----------   -----------    ---------     ---------
LEVY, HARKINS & CO., INC.             SALE           2/3/98          350         $46
LEVY, HARKINS & CO., INC.             SALE          2/19/98        1,050         $31 9/16


                               49 of 57

                          EXHIBIT II TO SCHEDULE 13-D

                            JOINT FILING AGREEMENT
                            ----------------------

                           Dated as of April 3, 1998


      The undersigned each hereby agree that the Amendment No. 2 to Schedule 13D filed herewith, relating to the Common Stock, No Par Value of Imperial Bancorp, is filed on behalf of each of the undersigned.


Dated:  April 3, 1998


<F*>-------------------------------------------------
    Karon Burns



<F*>-------------------------------------------------
    Marian V. Mehan


West Bank Trust dated July 3, 1995



<F*>------------------------------------------------
    Karon Burns, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee


PAN West Bank Trust dated July 3, 1995



<F*>-------------------------------------------------
    Karon Burns, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee


                               50 of 57

CNN West Bank Trust dated July 3, 1995



<F*>-------------------------------------------------
    Karon Burns, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee


JJN West Bank Trust dated July 3, 1995



<F*>-------------------------------------------------
    Karon Burns, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee


MDN West Bank Trust dated July 3, 1995



<F*>-------------------------------------------------
    Karon Burns, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee


                               51 of 57

Novelly Exempt Trust dated August 12, 1992



<F*>-------------------------------------------------
    P.A. Novelly, II, Trustee



<F*>-------------------------------------------------
    John K. Pruellage, Trustee


Novelly Family Trust dated October 21, 1991


<F*>-------------------------------------------------
    P.A. Novelly, II, Trustee



<F*>-------------------------------------------------
    William G. Lauber, Trustee



<F*>-------------------------------------------------
    Douglas D. Hommert, Trustee


The Agent Trust dated February 8, 1992



<F*>-------------------------------------------------
    P.A. Novelly, Trustee



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee



<F*>-------------------------------------------------
    Douglas D. Hommert, Trustee

                               52 of 57

P.A. Novelly Individual Retirement Account



<F*>-------------------------------------------------
    P.A. Novelly, Trustee


W & B Investments, Ltd.



<F*>-------------------------------------------------
    P.A. Novelly, President


Apex Oil Company, Inc. Employees Savings Plan



<F*>-------------------------------------------------
    P.A. Novelly, Trustee




<F*>-------------------------------------------------
    P.A. Novelly




<F*>-------------------------------------------------
    P.A. Novelly, II




<F*>-------------------------------------------------
    William G. Lauber


                               53 of 57

<F*>-------------------------------------------------
    Douglas D. Hommert



<F*>-------------------------------------------------
    John K. Pruellage


Dominique Ferrante Trust dated December 26, 1991



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee



<F*>-------------------------------------------------
    Douglas D. Hommert, Trustee




<F*>-------------------------------------------------
    William G. Lauber, Trustee


Danielle Lee Niemann Trust, dated February 11, 1994



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee



<F*>-------------------------------------------------
    Douglas D. Hommert, Trustee



<F*>-------------------------------------------------
    William G. Lauber, Trustee


                               54 of 57

JKP Exempt Trust, dated March 30, 1993



<F*>-------------------------------------------------
    Marian V. Mehan, Trustee




<F*>-------------------------------------------------
    W. Michael Ross


Christian Brothers College High School



<F*>-------------------------------------------------
    W. Michael Ross, Trustee



<F*>-------------------------------------------------
    Thomas Dunne




<F*>-------------------------------------------------
    William Powell




    /s/ Norbert A. Siegfreid
    -------------------------------------------------
    Norbert A. Siegfreid


                               55 of 57

<F*>-------------------------------------------------
    Richard Grisham




<F*>-------------------------------------------------
    Edward Wahl




    Buehler Living Trust dated 8-22-90
<F*>-------------------------------------------------
    Hans H. Buehler, Trustee




<F*>-------------------------------------------------
    Vivian Buehler, Trustee




<F*>-------------------------------------------------
    Hans H. Buehler




<F*>-------------------------------------------------
    Vivian Buehler




<F*>-------------------------------------------------
    Ronald C. Waranch


Levy, Harkins & Co., Inc.



<F*>-------------------------------------------------
    Edwin Levy, Chairman


First Leveraged Fund, L.P.



<F*>-------------------------------------------------
    Edwin Levy, General Partner



<F*>--------------------------------------------------
    Edwin Levy


                               56 of 57

<F*>-------------------------------------------------
    Michael Harkins



[FN]
<F*>   By         /s/ James F. Sanders
         -------------------------------------------
                    Attorney-in-fact


                               57 of 57